EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports First Quarter Fiscal 2012 Financial Results

Branded Formula Sales Demonstrate Sustained Recovery
1Q12 Formula Sales were $40.2 million
1Q12 Gross Margin Rose to 36.7%

Qingdao, China and Rockville, Md. – August 9, 2011 – Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the first quarter of fiscal 2012 ended June 30, 2011.

Mr. Liang Zhang, Chairman and CEO of Synutra, remarked, “We are pleased with the continued recovery of our branded formula sales.   Though there is significant room for improvement before we reach our targeted performance goals, we believe our branded formula sales demonstrate that our recovery is ongoing and sustainable.  Quality, especially for domestic infant dairy producers, continues to grow in prominence in the eyes of China’s consumers.  As such, we believe we are well-positioned with our focus on premium quality brands to gain greater consumer recognition.”

Mr. Donghao Yang, Chief Financial Officer of Synutra, commented, “We do recognize our first quarter 2012 topline performance shows significant volatility versus prior quarters.  This is due to two main factors.  The majority of the difference is attributable to our decision not to enter into industrial milk powder sales this quarter.  In the past, we have used these sales as a form of short-term financing.  We are pleased to note that as our sales performance strengthened, we were able to meet our short-term cash requirements.  In addition, it is also important to note that $16.6 million of formula sales were shifted from the June quarter to early July.  A series of events led to this revenue shift but it primarily reflects whey powder delivery timing from our French supplier.  Our management team acted quickly to identify an alternate source and we were able to make up much of the delayed sales by early July through working overtime.  More importantly, this issue has been resolved.  We have secured a reliable interim supplier and our French supplier will begin regular shipments in August.”

“As an infant formula company, Synutra’s performance is best tracked through its powdered formula sales.  Accounting for the shipment delay, our formula sales in the June quarter would have increased by $8.4 million from the March quarter.  Furthermore, as you can see from the increase in raw materials and inventory on our balance sheet, we are quickly ramping up to meet the incoming order demand.  We are proud of this achievement and believe that this marks only the first of many quarters of sustained sales growth and margin enhancement,” Mr. Yang concluded.

Financial Results for the First Quarter of Fiscal 2012 versus the Fourth Quarter of Fiscal 2011

	Quarter Ended		QoQ Change
	June 30, 2011	March 31, 2011
(in USD 000's except per share and percentage data)
Net sales	43,757	79,294	(35,537)	(44.8%)

Cost of sales	27,678	61,826	(34,148)	(55.2%)

Gross profit	16,079	17,468	(1,389)	(8.0%)
Gross margin	36.7%	22.0%

Selling and distribution expenses	12,461	10,858	1,603	14.8%
Advertising and promotion expenses	7,008	6,313	695	11.0%
General and administrative expenses	6,579	7,685	(1,106)	(14.4%)
Other operating income, net	110	957	(847)	(88.5%)
Total operating expense	25,938	23,899	2,039	8.5%

Loss from operations	(9,859)	(6,431)	(3,428)	53.3%
Operating margin	(22.5%)	(8.1%)

Net interest expense and other income	2,636	2,553	83	3.3%
Income tax benefit	3,049	384	2,665	694.0%
Net loss attributable to the noncontrolling interest	150	(61)	211	(345.9%)

Net loss attributable to Synutra International, Inc. common shareholders	(9,596)	(8,539)	(1,057)	12.4%
Net margin	(21.9%)	(10.8%)

Loss per share - Diluted	$(0.17)	$(0.15)	$(0.02)	12.4%

Net sales were $43.8 million for the first quarter of fiscal 2012 compared to $79.3 million in the fourth quarter of fiscal 2011, reflecting lower industrial milk powder sales and delay of revenue recognition into early July due to timing of whey protein powder shipments during the quarter. Net sales from the Company’s branded powdered formula segment were $40.2 million, or 91.8% of net sales in the quarter, compared to $48.3 million, or 60.9% of net sales, in the previous quarter. Net sales of the Company’s Super series infant formula accounted for 58.4% of the volume of sales and 70.4% of the net sales of the powdered formula segment for the first quarter of fiscal year 2012 compared to 53.9% of the volume of sales and 65.8% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products were 4,513 tons in the fiscal first quarter compared to 6,057 tons in the previous quarter.

Net sales from Other Products, which generally consists of surplus milk powder, whey protein and raw milk sold to industrial customers, was $3.1 million, or 7.0% of net sales, in the first quarter of fiscal 2012, compared to $30.8 million, or 38.8% of net sales in the previous quarter. The decrease reflects the Company’s decision to not enter into sales of industrial milk powder in the first quarter of fiscal 2012 to enhance profitability as opposed to the prior quarter, where industrial milk powder sales were used as short-term financing to meet working capital needs.

Gross profit was $16.1 million in the first quarter of fiscal 2012, compared to $17.5 million in the previous quarter. Gross margin in the first quarter of fiscal 2012 was 36.7%, compared to 22.0% in the previous quarter. This continues to reflect the impact of the discounts the Company provided to distributors to regain market share but the sequential improvement reflects a product mix shift towards a greater proportion of higher margin, branded formula sales as well as the effectiveness of the Company’s efforts to strengthen distribution channels.

Loss from operations was $9.9 million compared to a loss from operations of $6.4 million in the previous quarter. Total operating expense remained predominantly steady from the previous quarter but reflects higher bonus expenses for the sales team. Selling and distribution expenses increased 14.8% to $12.5 million from $10.9 million. Advertising and promotional expenses were $7.0 million, compared to $6.3 million in the previous quarter. General and administrative expenses were $6.6 million compared to $7.7 million in the previous quarter.

Net loss attributable to Synutra International, Inc. common stockholders was $9.6 million in first quarter fiscal year 2012, or ($0.17) per diluted share, compared with a net loss of $8.5 million, or ($0.15) per diluted share in the previous quarter.

Mr. Yang continued, “One of the key highlights this quarter was the upward trend of our market share. This further supports our belief that our recovery is a sustained and ongoing trend.  Our May and June quarters were affected by product shipment delays but our overall direction and market share position demonstrates that consumer demand for our products is recovering.”

	April	May	June	July
	(In thousands except percentage)

Net sales of powdered formula segment	14,504	12,244	13,415	34,676	*
Market Share (CIC data)	4.3%	4.6%	5.3%	N/A
    * Includes $16.6 million of revenue delayed from June to early July

Balance Sheet
As of June 30, 2011, the Company had cash and cash equivalents of $27.5 million and restricted cash of $52.8 million.

Mr. Zhang stated in closing, “We believe Synutra has embarked upon a path of sustainable recovery.  This will be a gradual process with many challenges along the way.  However, we continue to be confident in the long-term potential of both Synutra and China’s domestic infant formula market and believe our dedication to high quality products and a robust nationwide distribution network will drive our long-term growth momentum.”

Conference Call Details
The Company will hold a conference call on Wednesday, August 10, 2011 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (866) 405-2350
International:	+1 (718) 354-1231
Conference ID:	83225375

The replay will be accessible through August 18, 2011 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	83225375

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of June 30, 2011, this network comprised over 630 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 69,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Statements of Income

	Three Months Ended June 30,
	2011	2010
	(in thousands except earnings per share data)

Net sales	$43,757	$83,787
Cost of sales	27,678	37,426

Gross profit	16,079	46,361

Selling and distribution expenses	12,461	12,626
Advertising and promotion expenses	7,008	10,002
General and administrative expenses	6,579	6,076
Impairment of goodwill	-	1,440
Other operating income, net	110	73

Income (loss) from operations	(9,859)	16,290

Interest expense	3,412	2,662
Interest income	311	108
Other income, net	465	167

Income (loss) before income tax expense (benefit)	(12,495)	13,903

Income tax expense (benefit)	(3,049)	3,795

Net income (loss)	(9,446)	10,108

Net income attributable to the noncontrolling interest	150	2

Net income (loss) attributable to Synutra International, Inc. common stockholders	$(9,596)	$10,106

Earnings (loss) per share - basic	$(0.17)	$0.19
Earnings (loss) per share - diluted	$(0.17)	$0.19

Weighted average common share outstanding - basic	57,301	54,037
Weighted average common share outstanding - diluted	57,301	54,274

Synutra International, Inc.
Consolidated Balance Sheets

	June 30, 2011	March 31, 2011
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	$27,537	$48,741
Restricted cash	52,778	37,690
Accounts receivable, net of allowance	27,609	46,021
Inventories	94,780	67,372
Due from related parties	3,666	13,708
Income tax receivable	3,347	259
Receivable from assets disposal	1,736	1,714
Prepaid expenses and other current assets	20,900	11,562
Deferred tax assets	21,216	20,922

Total current assets	253,569	247,989

Property, plant and equipment, net	113,528	109,811
Land use rights, net	6,138	6,096
Intangible assets, net	3,149	3,140
Other assets	3,656	4,022
Deferred tax assets	27,976	27,646

TOTAL ASSETS	$408,016	$398,704

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$111,424	$124,281
Long-term debt due within one year	67,989	38,131
Accounts payable	61,028	52,923
Due to related parties	2,166	2,330
Advances from customers	11,580	4,890
Other current liabilities	23,320	25,913

Total current liabilities	277,507	248,468

Long-term debt	51,182	62,722
Deferred revenue	4,450	4,456
Capital lease obligations	5,605	5,540
Other long-term liabilities	1,619	1,592

Total liabilities	340,363	322,778

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2011 and March 31, 2011, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(97,953)	(88,357)
Accumulated other comprehensive income	29,353	28,204

Total Synutra common stockholders’ equity	66,846	75,293

Noncontrolling interest	807	633

Total equity	67,653	75,926

TOTAL LIABILITIES AND EQUITY	$408,016	$398,704

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